Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated June 9, 2011, relating to the consolidated financial statements of Benihana Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended March 27, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Miami, Florida
June 9, 2011

EX-23.1